Exhibit 22

SUBSIDIARY GUARANTORS OF GUARANTEED SECURITIES

We have various cross guarantees among ConocoPhillips (Delaware), ConocoPhillips Company (Delaware), and Burlington Resources LLC (Delaware) with respect to publicly held debt securities. ConocoPhillips Company is 100 percent owned by ConocoPhillips. Burlington Resources LLC is 100 percent owned by ConocoPhillips Company. ConocoPhillips and/or ConocoPhillips Company have fully and unconditionally guaranteed the payment obligations of Burlington Resources LLC with respect to its publicly held debt securities. Similarly, ConocoPhillips has fully and unconditionally guaranteed the payment obligations of ConocoPhillips Company with respect to its publicly held debt securities. In addition, ConocoPhillips Company has fully and unconditionally guaranteed the payment obligations of ConocoPhillips with respect to its publicly held debt securities. All guarantees are joint and several.

The following table summarizes the Issuer (I) and/or Guarantors (G), as applicable, for our outstanding publicly held debt securities.

Outstanding Securities	ConocoPhillips	ConocoPhillips Company	Burlington Resources LLC
7.65% Debentures due 2023	G
3.35% Notes due 2024	G	I
2.125% Notes due 2024	G	I
3.35% Debentures due 2025	G	I
2.40% Notes due 2025	G	I
7.8% Debentures due 2027	G	I
3.75% Notes due 2027	I	G
4.3% Notes due 2028	I	G
7.0% Debentures due 2029	G	I
6.95% Notes due 2029	G	I
8.125% Notes due 2030	G	I
2.4% Notes due 2031	I	G
5.9% Notes due 2032	I	G
4.15% Notes due 2034	G	I
5.95% Notes due 2036	G	G	I
5.9% Notes due 2038	I	G
6.5% Notes due 2039	I	G
3.758% Notes due 2042	G	I
4.3% Notes due 2044	G	I
5.95% Notes due 2046	G	I
7.9% Debentures due 2047	G	I
4.875% Notes due 2047	I	G
4.85% Notes due 2048	I	G
3.8% Notes due 2052	G	I
5.3% Notes due 2053	G	I
4.025% Notes due 2062	G	I